Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-132201
Dated December 21, 2007

Final Terms for Issuance

Issuer:			Toyota Motor Credit Corporation

Security:		Floating Rate Medium Term Notes, Series B

Issuer Ratings:		Aaa/AAA

Cusip:			89233PP59

Pricing Date:		December 21, 2007

Settlement Date:	December 27, 2007

Maturity Date:		October 25, 2011

Principal Amount:	$150,000,000

Re-offer Price:		100.000%

Commission:		0.275%

All-in Price to Issuer:  99.725%

Coupon:			Fixed Rate

Coupon Rate:		4.07%

Interest Payment Frequency:  Semi-annual

Initial Interest Payment Date:  April 25, 2008 (short first coupon)

Interest Payment Dates:	On the 25th of each April and October

Day Count Convention:	30/360

Business Day Convention:  Following, unadjusted

Business Days:		New York

Governing Law:		New York

Calculation Agent:	Deutsche Bank Trust Company Americas

Minimum Denominations:	$1,000 and $1,000 increments thereafter

Agent:			Toyota Financial Services Securities USA Corporation

Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the pricing supplement relating to these notes.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-292-1147.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication
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